Exhibit 99.1

For Immediate Release

CONTACT:

Investors/Media:	Media:
Blaine Davis	Kevin Wiggins
(610) 459-7158	(610) 459-7281

Investors:

Jonathan Neely

(610) 459-6645

FDA ACCEPTS ENDO PHARMACEUTICALS’ COMPLETE RESPONSE

FOR NEW FORMULATION OF OPANA® ER

CHADDS FORD, Pa., June 23, 2011 — Endo Pharmaceuticals (Nasdaq: ENDP) announced today that it received notification from the U.S. Food and Drug Administration (FDA) that Endo’s complete response to the FDA’s Jan. 7, 2011 Action Letter relating to Endo’s new drug application (NDA) for a new formulation of OPANA ER has been accepted. The new formulation was developed in partnership with Grünenthal GmbH and is designed to provide some resistance to certain types of product manipulation. FDA has set a Prescription Drug User Fee Act (PDUFA) date of Dec. 13, 2011.

“We are excited about the opportunity to offer this new formulation of OPANA ER designed to be crush resistant,” said Ivan Gergel, M.D., executive vice president, R&D, Endo Pharmaceuticals. “Endo remains dedicated to improving patient care and the appropriate clinical use of opioid analgesics through access to treatment and a proactive approach to managing the potential risks inherent in opioid therapy.”

Important information about OPANA(R) ER

OPANA ER is indicated for the relief of moderate to severe pain in patients requiring continuous, around-the-clock opioid treatment for an extended period of time and is not intended for use as an as needed analgesic.

OPANA ER is not indicated for pain in the immediate post-operative period (12-24 hours following surgery) for patients not previously taking opioids because of the risk of over sedation and respiratory depression requiring reversal with opioid antagonists. OPANA ER is not indicated for pain in the post-operative period if the pain is mild or not expected to persist for an extended period of time.

OPANA(R) ER has a boxed warning as follows:

WARNING: OPANA ER contains oxymorphone, which is a morphine-like opioid agonist and a Schedule II controlled substance, with an abuse liability similar to other opioid analgesics.

Oxymorphone can be abused in a manner similar to other opioid agonists, legal or illicit. This should be considered when prescribing or dispensing OPANA ER in situations where the physician or pharmacist is concerned about an increased risk of misuse, abuse, or diversion.

OPANA ER is an extended-release oral formulation of oxymorphone indicated for the management of moderate to severe pain when a continuous, around-the-clock opioid analgesic is needed for an extended period of time.

OPANA ER is NOT intended for use as an as needed analgesic.

OPANA ER TABLETS are to be swallowed whole and are not to be broken, chewed, dissolved, or crushed. Taking broken, chewed, dissolved, or crushed OPANA ER TABLETS leads to rapid release and absorption of a potentially fatal dose of oxymorphone.

Patients must not consume alcoholic beverages, or prescription or nonprescription medications containing alcohol, while on OPANA ER therapy. The co-ingestion of alcohol with OPANA ER may result in increased plasma levels and a potentially fatal overdose of oxymorphone.

OPANA ER contains oxymorphone, an opioid agonist and Schedule II controlled substance with an abuse liability similar to morphine and can be abused in a manner similar to other opioid agonists, legal or illicit.

OPANA ER is contraindicated in patients with a known hypersensitivity to oxymorphone hydrochloride, morphine analogs such as codeine, or any of the other ingredients of OPANA ER; in patients with moderate or severe hepatic impairment or in any situation where opioids are contraindicated such as: patients with respiratory depression (in the absence of resuscitative equipment or in unmonitored settings), acute or severe bronchial asthma, hypercarbia, and in any patient who has or is suspected of having paralytic ileus.

OPANA ER is not indicated for pain in the immediate post-operative period (the first 12-24 hours following surgery), or if the pain is mild, or not expected to persist for an extended period of time. OPANA ER is only indicated for post-operative use if the patient is already receiving the drug prior to surgery or if the post-operative pain is expected to be moderate or severe and persist for an extended period of time. Physicians should individualize treatment, moving from parenteral to oral analgesics as appropriate (see American Pain Society guidelines).

Respiratory depression is the chief hazard of OPANA ER, particularly in elderly or debilitated patients. OPANA ER should be administered with extreme caution to patients with conditions accompanied by hypoxia, hypercapnia, or decreased respiratory reserve such as: asthma, chronic obstructive pulmonary disease or cor pulmonale, severe obesity, sleep apnea syndrome, myxedema, kyphoscoliosis, central nervous system (CNS) depression, or coma.

Patients receiving other opioid analgesics, general anesthetics, phenothiazines or other tranquilizers, sedatives, hypnotics, or other CNS depressants (including alcohol) may experience additive effects resulting in respiratory depression, hypotension, profound sedation, or coma.

OPANA ER should be used with caution in elderly and debilitated patients and in patients who are known to be sensitive to CNS depressants, such as those with cardiovascular, pulmonary, renal, or hepatic disease. OPANA ER should be used with caution in patients with mild hepatic impairment and in patients with moderate to severe renal impairment. These patients should be started cautiously with lower doses of OPANA ER while carefully monitoring for side effects.

OPANA ER is not indicated for preemptive analgesia (administration preoperatively for the management of postoperative pain).

The most common adverse drug reactions (greater than or equal to 10%) in clinical trials for OPANA ER were nausea, constipation, dizziness (excluding vertigo), vomiting, pruritus, somnolence, headache, increased sweating, and sedation.

Patients and their families should be instructed to flush any OPANA ER tablets that are no longer needed.

Please visit http://www.endo.com/pdf/products/OPANA_ER_PI.pdf to see the full OPANA ER prescribing information, including its boxed warning.

About Endo Pharmaceuticals

Endo Pharmaceuticals is a U.S.-based, specialty healthcare solutions company, focused on high-value branded products and specialty generics. Endo is redefining its position in the healthcare marketplace by anticipating and embracing the evolution of health decisions based on the need for high-quality and cost-effective care. We aim to be the premier partner to healthcare professionals and payment providers, delivering an innovative suite of complementary diagnostics, drugs, devices and clinical data to meet the needs of patients in areas such as pain, urology, oncology and endocrinology. For more information about Endo Pharmaceuticals, and its wholly owned subsidiaries American Medical Systems, Inc., HealthTronics, Inc. and Qualitest Pharmaceuticals, please visit http://www.endo.com/.

Forward-Looking Statement

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Statements including words such as “believes,” “expects,” “anticipates,” “intends,” “estimates,” “plan,” “will,” “may,” “look forward,” “intend,” “guidance,” “future” or similar expressions are forward-looking statements. Because these statements reflect our current views, expectations and beliefs concerning future events, these forward-looking statements involve risks and uncertainties. Investors should note that many factors, as more fully described under the caption “Risk Factors” in our Form 10-K, Form 10-Q and Form 8-K filings with the Securities and Exchange Commission and as otherwise enumerated herein or therein, could affect our future financial results and could cause our actual results to differ materially from those expressed in forward-looking statements contained in our Annual Report on Form 10-K. The forward-looking statements in this press release are qualified by these risk factors. These are factors that, individually or in the aggregate, could cause our actual results to differ materially from expected and historical results. We assume no obligation to publicly update any forward-looking statements, whether as a result of new information, future developments or otherwise.

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